EXHIBIT 10.2

TETRA TECHNOLOGIES, INC.

Stock Option Agreement

This Agreement (the “Agreement”) is effective as of xx/xx/xx (the “Grant Date”), among TETRA Technologies, Inc., a Delaware corporation (the “Company”) and (“Optionee”).

To carry out the purposes of the TETRA Technologies, Inc. 1998 Director Stock Option Plan (As Amended Through June 27, 2003), as further amended by the First Amendment to the TETRA Technologies, Inc. 1998 Director Stock Option Plan (the “Plan”) by affording Optionee the opportunity to purchase shares of common stock, par value $0.01 per share, of the Company (“Stock”), and in consideration of the mutual agreements set forth herein and in the Plan, the Company and Optionee hereby agree as follows:

1. Grant of Option. The Company hereby grants to Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of XX,XXX shares of stock, on the terms and conditions set forth herein and in the Plan, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference.

The Option, if not previously exercised, shall expire and not be exercisable after five (5) years from its Grant Date.

2. Purchase Price. The purchase price of Stock purchased upon exercise of the Option shall be $XX.XX per share.

3. Exercise of Option. Subject to the terms and conditions contained herein and in the Plan, the Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of the Secretary of the Company, at any time and from time to time on and after six (6) months after the Grant Date, such exercise to be effective at the time of receipt of such written notice and tender of full payment of the purchase price at the Company’s principal executive office during normal business hours, but any exercise of the Option must be for a minimum of 100 shares of Stock (or, if less, for all remaining shares subject to the Option).

If, upon exercise of the Option, Optionee purchases less than the full number of shares of Stock that may be purchased under this Agreement, Optionee’s right to purchase the Stock not so purchased shall continue until the expiration date of the Option. Optionee (or the person permitted to exercise the Option in the event of Optionee’s death) shall be and have all of the rights and privileges of a shareholder of record of the Company with respect to shares acquired upon exercise of the Option, effective upon transfer of such shares to Optionee.

4. Payment of Exercise Price. The purchase price of shares as to which the Option is exercised shall be paid in full at the time of exercise (i) in cash or by check payable and acceptable to the Company, (ii) subject to the approval of the Committee (as defined in the Plan), by tendering to the Company shares of Stock owned by Optionee for at least six (6) months prior to exercise having an aggregate Market Value Per Share (as defined in the Plan) as of the date of exercise and tender that is not greater than the full purchase price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the purchase price as provided in (i) above, or (iii) subject to the approval of the Committee, at Optionee’s written request the Company may deliver certificates for the shares of Stock for which the Option is being exercised to a broker for sale on behalf of Optionee, provided that Optionee has irrevocably instructed such broker to remit directly to the Company on Optionee’s behalf the full amount of the purchase price from the proceeds of such sale. In the event that Optionee elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to Optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise. Payment instruments will be received subject to collection.

5. Non-Transferability. The Option may not be transferred by Optionee otherwise than by will or the laws of descent and distribution. Upon the death of Optionee, this Option may be exercised within one year of the date of death according to the terms of the Plan.

6. Termination of Status of Director. In the event of termination of Optionee’s status as a Director for any reason other than death, the Option may be exercised by Optionee (or his estate, personal representative of beneficiary) for a ninety (90) day period following termination or leaving employment.

7. Withholding of Tax. To the extent that the Company has a duty to withhold for federal or state income tax purposes or to the extent that Company’s ability to take a tax deduction is contingent upon such withholding, Optionee shall pay to the Company at the time of such exercise (or other taxable event) such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations and if Optionee fails to do so, the Company may refuse to issue any shares pursuant to exercise or may withhold from any other amounts payable to Optionee any tax required to be withheld.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Optionee. This Agreement and all actions taken hereunder shall be governed by and constructed in accordance with the laws of the State of Delaware, except for the choice of law principles thereof. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. The Committee shall have authority to construe the terms of the Agreement, and the Committee’s determinations shall be final and binding on Optionee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and Optionee has executed this Agreement as of the day and year first above written.

TETRA Technologies, Inc.

By: ___________________________

Geoffrey M. Hertel

President & Chief Executive Officer

Optionee

___________________________

XXXXXXXX, Optionee